EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Coffee Holding Co., Inc. Reports Record Sales and Year End Results

STATEN ISLAND, New York – January 28, 2013. Coffee Holding Co., Inc. (Nasdaq: JVA) today announced its operating results for the year ended October 31, 2012. In this release, the Company:

●	Reports record net sales of $173,656,215 for the fiscal year ended October 31, 2012;

●	Reports sales growth of 18.3% for the fiscal year ended October 31, 2012 compared to the fiscal year ended October 31, 2011;

●	Reports net income of $2,485,677, or $0.39 per share (basic) and $0.37 per share (diluted) for the fiscal year ended October 31, 2012; and

●	Reports payment of $0.15 in quarterly dividends in fiscal 2012 as compared to $0.12 paid during fiscal 2011.

The Company had net income of $2,485,677, or $0.39 per share (basic) and $0.37 per share (diluted) for the year ended October 31, 2012 compared to a net income of $811,930, or $0.14 per share (basic and diluted) for the year ended October 31, 2011.  The increase in net income primarily reflects an increase in our sales and gross margin.

Net sales totaled $173,656,215 for the fiscal year ended October 31, 2012, an increase of $26,901,050 or 18.3%, from $146,755,165 for the fiscal year ended October 31, 2011.  The increase in net sales reflects an increase in pounds of coffee sold as we surpassed 55 million pounds sold in a fiscal year for the first time in the history of the Company.

Cost of sales for the fiscal year ended October 31, 2012 was $161,649,282, or 93.1% of net sales, as compared to $138,210,277, or 94.2%, of net sales for the fiscal year ended October 31, 2011.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The increase in cost of sales reflects the increased cost of green coffee and partially offset by our reduced realized losses and increased unrealized gains on hedging activities.  Cost of sales includes purchases of approximately $31.9 million and $25.3 million in fiscal years 2012 and 2011, respectively, from a related party.

Total operating expenses increased $262,117, or 3.6%, to $7,607,269 for the fiscal year ended October 31, 2012 from $7,345,152 for the fiscal year ended October 31, 2011.  Selling and administrative expenses increased $184,446, or 2.7%, to $6,900,199 for the year ended October 31, 2012 from $6,715,753 for 2011.  The increase in selling and administrative expenses reflects several factors, including increases of approximately $120,000 in labor and related taxes, $42,000 in freight costs, $95,000 in insurance cost, $50,000 in travel/show and demo expense, $28,000 in office and computer related costs, and $31,000 in equipment maintenance, partially offset by a decrease of approximately $56,000 in professional fees, $28,000 in advertising costs, $30,000 in packaging development costs, $55,000 in commission expenses and $13,000 in charitable contributions.

“We are pleased to report what we believe to be extremely positive results to our shareholders.  Even though coffee prices fell over 40% and coffee was the worst performing traded commodities according to the Standard and Poors GSCI during calendar 2012, we increased our revenues by 18% for 2012 as a substantial increase in poundage offset lower and extremely volatile coffee prices during the year.  More importantly, our efforts to improve our gross margin were rewarded as we were able to increase gross margins by 1% to 6.8% for the year.  With our renewed focus on margins and brand development at the forefront of our initiatives for 2013, we believe a 9% gross margin for the year is achievable,” said Andrew Gordon, President and Chief Executive Officer.

“During 2012, we saw major growth in sales of our flagship brand, Café Caribe, and we believe we will be able to build upon such growth during 2013.  In addition, we made our first sales of green coffee into China, validating our belief that this can be a promising new avenue for revenue growth.  Our wholesale green coffee and private label sales also remained strong in spite of the volatility in both the coffee market and the macro environment,” added Mr. Gordon.

“In addition, our subsidiaries, OPTCO and Generations, continued to provide solid revenue growth during 2012.  Unfortunately, in the case of OPTCO, the collapse in green coffee prices had a negative effect on its profitability, which negatively impacted our profitability as a whole.  However, we believe the disposal of our high priced inventories at OPTCO combined with a  more favorable green coffee market heading into 2013, will return our OPTCO subsidiary to the levels of profitability achieved in prior years.  With our strong balance sheet and growing customer base, we expect to remain on the path of steady growth and profitability for the 2013 fiscal year,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook future margin performance. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2012 AND 2011

	2012	2011

- ASSETS -
CURRENT ASSETS:
Cash	$7,568,583	$4,244,335
Accounts receivable, net of allowances of $213,674 and $269,611 for 2012 and 2011, respectively	12,633,128	16,021,581
Inventories	11,303,581	13,475,855
Prepaid green coffee	150,000	388,754
Prepaid expenses and other current assets	704,013	275,679
Prepaid and refundable income taxes	62,763	377,972
Deferred income tax asset	702,655	896,400
TOTAL CURRENT ASSETS	33,124,723	35,680,576

Machinery and equipment, at cost, net of accumulated depreciation of $2,631,468 and $2,191,566 for 2012 and 2011, respectively	1,791,754	1,661,759
Customer list and relationships, net of accumulated amortization of $18,750 and $11,250 for 2012 and 2011, respectively	131,250	138,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	1,931,931	-
Deposits and other assets	648,094	677,606
TOTAL ASSETS	$38,247,752	$38,778,691

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$11,769,107	$12,379,414
Line of credit	562,500	1,820,109
Due to broker	1,367,389	1,867,558
Income taxes payable	21,122	100
TOTAL CURRENT LIABILITIES	13,720,118	16,067,181

Deferred income tax liabilities	32,655	35,900
Deferred rent payable	166,668	146,921
Deferred compensation payable	528,687	538,707
TOTAL LIABILITIES	14,448,128	16,788,709
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2012 and 2011	6,456	6,456
Additional paid-in capital	15,904,109	15,884,609
Contingent consideration	-	19,500
Retained earnings	7,979,247	6,268,326
Less: Treasury stock, 84,007 common shares, at cost for 2012 and 2011	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	23,617,679	21,906,758
Noncontrolling interest	181,945	83,224
TOTAL EQUITY	23,799,624	21,989,982
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,247,752	$38,778,691

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FISCAL YEARS ENDED OCTOBER 31, 2012 AND 2011

	2012	2011

NET SALES	$173,656,215	$146,755,165

COST OF SALES (which include purchases of approximately $31.9 million and $25.3 million in fiscal years 2012 and 2011, respectively, from a related party)	161,649,282	138,210,277

GROSS PROFIT	12,006,933	8,544,888

OPERATING EXPENSES:
Selling and administrative	6,900,199	6,715,753
Officers’ salaries	707,070	629,399
TOTAL	7,607,269	7,345,152
INCOME FROM OPERATIONS	4,399,664	1,199,736
OTHER INCOME (EXPENSE):
Interest income	32,967	150,442
Other income and losses	(14,690)	14,848
Loss from equity method investments	(168,069)	-
Interest expense	(195,093)	(289,521)
TOTAL	(344,885)	(124,231)

INCOME BEFORE PROVISION FOR INCOME TAXES AND
NONCONTROLLING INTEREST IN SUBSIDIARY	4,054,779	1,075,505

Provision for income taxes	1,470,381	229,522

NET INCOME BEFORE NONCONTROLLING INTEREST IN SUBSIDIARY	2,584,398	845,983
Less: Net income attributable to the noncontrolling interest in subsidiary	(98,721)	(34,053)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,485,677	$811,930

Basic earnings per share	$.39	$.15

Diluted earnings per share	$.37	$.14

Dividends declared per share	$.12	$.12

Weighted average common shares outstanding:
Basic	6,372,309	5,563,802
Diluted	6,639,309	5,835,802

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED OCTOBER 31, 2012 AND 2011

	2012	2011
OPERATING ACTIVITIES:
Net income	$2,584,398	$845,983
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	447,404	433,199
Unrealized (gain) loss on commodities	(500,169)	2,143,057
Loss on equity method investments	168,069	-
Stock cancellation	-	(24,650)
Bad debt expense	-	72,533
Deferred rent	19,747	22,165
Deferred income taxes	190,500	(822,500)
Changes in operating assets and liabilities:
Accounts receivable	3,388,453	(7,241,742)
Inventories	2,172,274	(5,285,435)
Prepaid expenses and other current assets	(428,334)	227,173
Prepaid green coffee	238,754	946,922
Prepaid and refundable income taxes	315,209	(368,451)
Accounts payable and accrued expenses	(610,307)	5,214,342
Deposits and other assets	19,492	19,488
Income taxes payable	21,022	(234,644)
Net cash provided by (used in) operating activities	8,026,512	(4,052,560)

INVESTING ACTIVITIES:
Purchases of equity method investments	(2,100,000)	-
Purchases of machinery and equipment	(569,899)	(526,518)
Net cash used in investing activities	(2,669,899)	(526,518)

FINANCING ACTIVITIES:
Advances under bank line of credit	134,801,724	128,456,096
Principal payments under bank line of credit	(136,059,333)	(128,942,736)
Proceeds from issuance of stock, net of offering costs	-	8,331,790
Payment of dividend	(774,756)	(694,658)
Net cash (used in) provided by financing activities	(2,032,365)	7,150,492

NET INCREASE IN CASH	3,324,248	2,571,414

CASH, BEGINNING OF PERIOD	4,244,335	1,672,921

CASH, END OF PERIOD	$7,568,583	$4,244,335

	2012	2011
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$208,064	$289,866
Income taxes paid	$879,756	$1,041,731